Exhibit 99.1

CONTACTS
Company Contact:	Investor Relations Contact:
Wes Winnekins, CFO	Joe Dorame, Robert Blum, Joe Diaz
Health Fitness Corporation	Lytham Partners, LLC
(952) 897-5275	(602) 889-9700 E: fit@lythampartners.com
HealthFitness Announces Third Quarter
2009 Financial Results
Third Quarter 2009 Highlights:
•	Total revenue grew 6.9 percent compared to Q3 2008;
•	Health management revenue increased 22.9 percent compared to Q3 2008;
•	Secured a $3.0 million health management commitment from a large health insurance plan;
•	Secured a $1.6 million fitness management commitment from a large automotive company;
•	$4.8 million of new potential annualized revenue, net of contract terminations, was generated during the quarter from six new commitments;
•	Cash of $5.2 million compared to $1.3 million at December 31, 2008, and no debt outstanding.
Minneapolis, MN — (November 4, 2009) — Health Fitness Corporation (NYSE Amex: FIT), a leading provider of integrated employee health and productivity management solutions, today announced financial results for the third quarter ended September 30, 2009.
The company reported revenue of $19.8 million in the third quarter of 2009, a 6.9 percent increase compared to third quarter 2008 revenue of $18.5 million. Gross profit for the quarter increased 7.6 percent to $6.4 million compared to $6.0 million in the third quarter of 2008. Gross margin for the quarter was 32.6 percent compared to 32.4 percent in last year’s third quarter. The company reported net earnings of $0.91 million, or $0.09 per diluted share, compared to $0.84 million, or $0.09 per diluted share for the third quarter of 2008.
Four new health management commitments were generated during the quarter, resulting in potential annualized revenue of $3.3 million, compared to $1.2 million of potential annualized revenue generated in the same quarter last year, a 175 percent increase. Two new fitness management commitments were generated during the quarter, resulting in potential annualized revenue of $1.9 million, compared to $0.5 million of potential annualized revenue generated in the same quarter last year, a 280 percent increase. Health and fitness management annualized revenue loss from contract cancellations during the quarter totaled $0.2 million and $0.2 million, respectively, versus $0.3 million and $0.8 million in last year’s third quarter. Total potential annualized revenue generated during the third quarter of 2009, net of contract cancellations, was $4.8 million, up 700 percent compared to $0.6 million in the comparable quarter of 2008.
Gregg Lehman, Ph.D., president and chief executive officer, said, “We are pleased with 6.9 percent quarterly revenue growth in light of a tough economy. The $4.8 million of net potential annualized revenue generated during the quarter surpasses the $3.1 million of net potential annualized revenue we produced during the second quarter of 2009, and represents our best quarter for new potential annualized revenue since the second quarter of 2006. Highlights from the third quarter include a health management commitment from a large insurance plan for $3.0 million of potential annualized revenue, which will begin service implementation in July 2010. We also received a fitness management commitment from an auto manufacturer, representing $1.6 million of potential annualized revenue, which will begin service implementation in January 2010.”
“Going into the fourth quarter and 2010, we are optimistic about the potential for continued revenue growth. We are currently a finalist in one fitness management proposal and 12 health management proposals, representing potential annualized revenue of $10.7 million. As stated previously, our future revenue growth will continue to be driven by our ability to help self-insured employers reduce the cost of employee healthcare. In addition to the University of Louisville ROI study we published earlier this year, we are currently completing several new ROI analyses that initially show returns ranging from $2.25 to $3.62 for every $1.00 invested. We are excited about these initial results because they affirm the proposition that health improvement services can reduce the impact of health care costs. We will disclose more details about these successful outcomes in future issue briefs and other communications”
2009 Third Quarter Business Segment Information
Revenue and gross profit information by segment:
Health Management

	(in thousands)
REVENUE	Q3 2009	Q3 2008
Staffing Services	$4,730	$4,552
Program Services	$5,320	$3,624
Total Health Mgmt.	$10,050	$8,176

GROSS PROFIT	Q3 2009	Q3 2008
Staffing Services	$1,233	$1,280
Program Services	$2,814	$2,142
Total Health Mgmt.	$4,047	$3,422
During the third quarter, health management segment revenue grew 22.9 percent to $10.1 million compared to $8.2 million in the third quarter of 2008. Within the segment, staffing services revenue increased 3.9 percent and program services revenue grew 46.8 percent compared to the third quarter of 2008. During the third quarter, compared to the same quarter last year, eHealth platform enrollment increased 23 percent; biometric screening participation increased 21 percent; health advising sessions increased 53 percent and health coaching enrollment increased 265 percent.
Gross margin for the health management segment was 40.3 percent for the quarter, down from 41.8 percent for the prior-year period. Within the segment, gross margin for program services decreased to 52.9 percent, from 59.1 percent for the prior-year period. This decrease is primarily attributed to the mix of program services delivered, the addition of telephonic health coaches during the quarter, and higher costs for our eHealth platform. Gross margin for staffing services decreased to 26.1 percent for the quarter, compared to 28.1 percent for the prior-year period, which is attributed to higher wages and benefits for on-site staff.

Fitness Management

	(in thousands)
REVENUE	Q3 2009	Q3 2008
Staffing Services	$9,175	$9,702
Program Services	$551	$619
Total Fitness Mgmt.	$9,726	$10,321

GROSS PROFIT	Q3 2009	Q3 2008
Staffing Services	$2,175	$2,357
Program Services	$219	$209
Total Fitness Mgmt.	$2,394	$2,566
Fitness management segment revenue during the third quarter of 2009 decreased 5.8 percent compared to the same period last year. This anticipated decrease in revenue primarily reflects revenue lost due to contract terminations since the beginning of 2008.
Gross margin for the fitness management segment was 24.6 percent compared to 24.9 percent during the prior-year period.
Third Quarter RFPs
During the third quarter, the company received 31 Request For Proposals (RFPs) for health management services and four RFPs for fitness management services. For the first nine months of 2009, the company received 86 RFPs for health management services and 18 RFPs for fitness management services.
2009 Year-To-Date Results
For the nine months ended September 30, 2009, revenue increased 3.1 percent to $57.8 million, from $56.0 million for the same period last year. Gross profit increased 8.8 percent to $18.3 million, from $16.9 million for the prior-year period. Gross margins for the nine-month period increased to 31.8 percent compared to 30.1 percent during the prior-year period. Net earnings for the nine-month period increased 48.6 percent to $2.3 million, from $1.5 million for the prior-year period. Net earnings per diluted share totaled $0.22 compared to $0.15 for the same period last year.
Eleven new health management commitments and three health management customer expansions were generated during the first nine months, resulting in potential annualized revenue of $8.4 million, compared to $5.1 million generated in the same period last year, a 65 percent increase. Seven new fitness management commitments were generated during the first nine months, resulting in potential annualized revenue of $2.8 million, compared to $1.0 million generated in the same period last year, a 180 percent increase. Health and fitness management annualized revenue loss from contract cancellations during the first nine months totaled $0.4 million and $1.8 million, respectively, versus $0.3 million and $1.4 million in the same period last year. Total potential annualized revenue generated during the first nine months of 2009, net of contract cancellations, was $9.0 million, up 105 percent compared to $4.4 million in the comparable period of 2008.
Balance Sheet
The company ended its third quarter with $5.2 million in cash, compared to $1.3 million at December 31, 2008. Working capital at September 30, 2009, less cash, totaled $8.4 million compared to $9.4 million on December 31, 2008. At September 30, 2009, the company had no balance outstanding on its $3.5 million credit facility, and had stockholders’ equity of $31.1 million.
Lehman concluded, “While Congress continues to debate the overall direction of health care reform, we are pleased that each of the four bills currently under consideration include provisions that address prevention and wellness. We believe this focus on prevention and wellness affirms the critical need for these services to effectively manage rising health care costs caused by poor diet and exercise choices.”
Conference Call
The company will conduct a conference call today at 4:30 pm ET to discuss its financial results for the third quarter ended September 30, 2009. Participants can dial (800) 860-2442 or (412) 858-4600 to access the conference call, or can listen via a live Internet web cast, which can be found at www.hfit.com. A replay of the call is available by visiting www.hfit.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, conference number 435003, through November 10, 2009.
About HealthFitness
HealthFitness is a leading provider of integrated employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. With 30-plus years of experience, HealthFitness partners with employers to effectively manage health care and productivity costs by improving individual health and well-being. HealthFitness provides a portfolio of health and fitness management solutions, including best-in-class integration, INSIGHT® Health Risk Assessments, screenings, EMPOWERED™ Health Coaching, and fitness facility design and management. For more information on HealthFitness, visit www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, statements relating to the state of the economy, the potential for continued revenue growth, the return on investment of the company’s programs, the strong finalist pipeline, and health care reform, are forward-looking statements. In addition, the estimated annualized revenue value of new and lost contracts, customer expansions and outstanding requests for proposal are forward looking statements, which are based upon estimates of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity the company has recently experienced in its two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth the company expects to generate in 2009 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and service duration, in addition to other revenue the company may lose in the future due to customer termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and the company’s expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the company’s inability to deliver the health management services demanded by major corporations and other clients, its inability to successfully cross-sell health management services to its fitness management clients, its inability to successfully obtain new business opportunities, its failure to have sufficient resources to make investments, its ability to make investments and implement strategies successfully, continued delays in obtaining new commitments and implementing services, the continued deterioration of general economic conditions, contract cancellations, governmental action on health care reform, and other factors disclosed from time to time in the company’s filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2008 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update any forward-looking statements.
Financial tables on following pages

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUE	$19,775,972	$18,497,423	$57,764,111	$56,015,548

COSTS OF REVENUE	13,335,335	12,510,045	39,419,619	39,149,412

GROSS PROFIT	6,440,637	5,987,378	18,344,492	16,866,136

OPERATING EXPENSES
Salaries	3,143,231	2,950,618	9,259,634	8,949,305
Other selling, general and administrative	1,783,897	1,485,206	5,188,745	5,080,973
Amortization of trademarks and other intangible assets	24,758	42,771	74,275	128,311

Total operating expenses	4,951,886	4,478,595	14,522,654	14,158,589

OPERATING INCOME	1,488,751	1,508,783	3,821,838	2,707,547

OTHER INCOME (EXPENSE)
Interest expense	—	(16,252)	—	(20,383)
Other, net	19	(662)	1,546	412

EARNINGS BEFORE INCOME TAX EXPENSE	1,488,770	1,491,869	3,823,384	2,687,576

INCOME TAX EXPENSE	576,872	650,519	1,551,847	1,158,814

NET EARNINGS	$911,898	$841,350	$2,271,537	$1,528,762

NET EARNINGS PER COMMON SHARE:
Basic	$0.09	$0.09	$0.23	$0.16
Diluted	0.09	0.09	0.22	0.15

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	9,781,522	9,610,238	9,724,247	9,837,994
Diluted	10,438,155	9,688,941	10,138,651	9,982,990

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

	September 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash	$5,194,454	$1,300,620
Trade and other accounts receivable, less allowances of $285,000 and $317,600	15,558,692	16,306,197
Inventory	300,757	347,510
Prepaid expenses and other	750,135	354,257
Deferred tax assets	324,831	288,626

Total current assets	22,128,869	18,597,210
PROPERTY AND EQUIPMENT, net	1,378,396	1,243,413
OTHER ASSETS
Goodwill	14,546,250	14,546,250
Software technology, less accumulated amortization of $1,789,200 and $1,301,300	2,173,204	1,977,071
Trademark, less accumulated amortization of $459,000 and $438,700	34,000	54,400
Other intangible assets, less accumulated amortization of $367,500 and $313,600	161,625	215,500

	$40,422,344	$36,633,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,563,775	$1,470,440
Accrued salaries, wages, and payroll taxes	3,881,585	2,632,329
Other accrued liabilities	1,138,652	1,664,710
Accrued self funded insurance	217,620	310,511
Deferred revenue	1,708,619	1,820,960

Total current liabilities	8,510,251	7,898,950
DEFERRED TAX LIABILITY	769,607	751,769
LONG-TERM OBLIGATIONS	—	—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value; 25,000,000 shares authorized; 10,136,550 and 9,647,404 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	101,366	96,474
Additional paid-in capital	29,129,448	28,263,803
Accumulated comprehensive loss from foreign currency translation	(66,548)	(83,835)
Retained earnings (accumulated deficit)	1,978,220	(293,317)

	31,142,486	27,983,125

	$40,422,344	$36,633,844